[BHZ LOGO]



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We hereby consent to the inclusion of our report dated March 28, 2008, except for as to Note 9 which is as of March 4, 2009, on the balance sheets of American Church Mortgage Company as of December 31, 2007 and 2006, and the related statements of operations, stockholders' equity, and cash flows for the years then ended in Form S-11 Registration Statement of American Church Mortgage Company dated on or about March 30, 2009 and to the reference to our Firm under the caption "Experts" in the Prospectus included therein.




                                     /s/Boulay, Heutmaker, Zibell & Co. P.L.L.P.
                                     Certified Public Accountants


Minneapolis, Minnesota
March 30, 2009